BELMONT BANCORP.

                       Supplement dated April 4, 2000 to
                        Prospectus dated February 4, 2000
                        as supplemented February 23, 2000


Extension of the Offerings

     Belmont elected to extend its rights and ancillary offerings until April 14, 2000, subject to a possible further extension. The subscription funds received in the offering will be held in an escrow account with Firstar Trust Company until both the rights offering and the ancillary offering are completed.